Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL REACHES AGREEMENT WITH ALTRIA GROUP, INC. TO END THE COMPANIES’ COMMERCIAL RELATIONSHIP COVERING IQOS IN THE U.S. AS OF APRIL 30, 2024
PAVES THE WAY FOR PMI TO SEIZE THE SUBSTANTIAL OPPORTUNITY FOR IQOS, THE WORLD’S LEADING SMOKE-FREE PRODUCT, IN THE U.S. – THE WORLD’S LARGEST SMOKE-FREE MARKET

NEW YORK, October 20, 2022 -- Philip Morris International Inc. (PMI) (NYSE: PM) today announced an agreement with Altria Group, Inc. (Altria) to end the companies’ commercial relationship covering IQOS in the U.S. as of April 30, 2024. Thereafter, PMI will have the full rights to commercialize IQOS in the U.S. As part of the agreement, PMI will pay a total cash consideration of $2.7 billion, of which $1.0 billion was paid at the inception of the agreement using available cash. The remaining $1.7 billion, plus interest, will be paid by July 2023 at the latest.
The original agreement between the two companies, which established a roadmap for the commercialization of heat-not-burn products in the U.S., was announced in 2013 and accounted for Altria’s ownership of certain U.S. intellectual property rights related to the IQOS technology that were developed prior to PMI’s 2008 spin-off. Following IQOS’s authorization for sale in the U.S. in 2019, the agreement covered an initial 5-year commercialization term for the product through April 2024, with potential renewal – subject to certain performance milestones – covering a second 5-year term through April 2029.
“Today marks another historic milestone in our journey towards a smoke-free future,” said Jacek Olczak, Chief Executive Officer. “This agreement gives PMI full U.S. commercialization rights to IQOS within approximately 18 months and provides a clear path to fulfilling the product’s full potential in the world’s largest smoke-free market, leveraging PMI’s full strategic and financial commitment to IQOS’s success. The agreement also avoids what could have been an uncertain and protracted legal process that would have severely hindered the fast deployment of IQOS in the U.S.”
IQOS is the world’s leading smoke-free product, with strong growth achieved across a wide range of international markets. It established the innovative heat-not-burn category, driving its growth and becoming a $9 billion annual net revenue business outside the U.S. in 2021, some six years after its initial commercial launch. In this short time, the product has achieved double-digit national shares across a number of Asian, European and other markets – all with varying demographic profiles and adult smoker taste preferences.
The company views IQOS as a very substantial growth opportunity in the U.S. smoke-free market, whose retail value represents around 60% of that for the rest of the world, excluding China. The U.S. opportunity for IQOS is particularly significant given the clear demand from American adult smokers for credible smoke-free alternatives to cigarettes and the limited success to date of current offerings to fully switch adult smokers away from cigarettes. Furthermore, in the U.S., there are ample opportunities to build adult smoker awareness and understanding of smoke-free products, something that is particularly true for IQOS given its Modified Risk Tobacco Product (MRTP) authorizations.
“We are ready to invest behind IQOS to bring it to market at scale across the U.S., leveraging the proven capabilities of our outstanding commercial engine, which we will deploy domestically during the transition period to April 30, 2024,” Mr. Olczak continued. “The route-to-market is clear given the well-established distribution and retail channels in the U.S., and we are well prepared to proceed autonomously to develop IQOS and the rest of our smoke-free portfolio should the offer for Swedish Match fail.”
PMI is already well advanced in its plans for the commercialization of IQOS in the U.S., as it prepares for domestic manufacturing, important regulatory submissions – including Pre-market Tobacco Applications (PMTAs) for ILUMA in the second half of 2023 – as well as the development of U.S. sales, distribution, retail, consumer engagement and support capabilities over the next 18 months.
“Our commercial plans include full-scale launches in key cities and regions with rapid progression to a national presence, and we believe that IQOS heat-not-burn products could account for around 10% of total U.S. cigarette and heated tobacco unit volume by 2030. We estimate the industry profit pool for the U.S. at over $20 billion in 2021, underpinned by superior per-unit margin compared to PMI’s international market average. We see an accelerated path to profitability with an attractive payback period enhanced by the absence of a PMI domestic combustible tobacco business.”
“We look forward to replicating our international success in fully switching adults who would otherwise continue to smoke, to better alternatives. According to 2022 U.S. Center for Disease Control and Prevention (CDC) data, the U.S. is home to around 31 million adult smokers, and I believe that IQOS – the only inhalable smoke-free nicotine product to have received an MRTP Authorization from the U.S. Food and Drug Administration and thus be recognized as appropriate for the promotion of public health – can play a meaningful role in further reducing smoking rates.”
Barclays served as financial advisor to PMI on the transaction.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements, including statements regarding the agreement with Altria and the benefits of the transaction; business strategy, expectations, and results; commercial and operational plans and execution; regulatory approvals; and U.S. smoke-free market growth and opportunities. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results and outcomes could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties related to: the possibility that expected benefits related to recent or pending transactions, including the agreement with Altria, may not materialize as expected; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent, including women or diverse candidates. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2021, the Form 10-Q for the quarter ended June 30, 2022, and the Form 10-Q for the quarter ended September 30, 2022, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI’s IQOS Platform 1 devices and consumables as a Modified Risk Tobacco Products (MRTPs), finding that an exposure modification orders for these products are appropriate to promote the public health. As of September 30, 2022, excluding Russia and Ukraine, PMI's smoke-free products are available for sale in 70 markets, and PMI estimates that approximately 13.5 million adults around the world had already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021, PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet consumer and patient needs. For more information, please visit www.pmi.com and www.pmiscience.com.
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